Exhibit 23(b)



                          Independent Auditors' Consent

The Board of Directors and Stockholders
The Beard Company:


We consent to incorporation by reference in the Registration Statements (No. 333-85936, 33-87110, 33-98482, and 333-06757) on Form S-8 of The Beard Company
of our report dated April 7, 2000, except as to the last paragraph of note 1 which is as of August 31, 2001, relating to the statements of operations, shareholders' equity and cash flows of The Beard Company and subsidiaries for the year ended December 31, 1999, which report appears in the December 31, 2001 annual report on Form 10-K of The Beard Company.


                                                  KPMG LLP

Oklahoma City, Oklahoma
April 11, 2002